Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 27th, 2020, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the “Company”), and ROBERT LEASURE, JR. (the “Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment on the terms and conditions set forth herein;

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                  Employment. The Company agrees to employ the Executive and the Executive agrees to render his services to the Company, as its President and Chief Executive Officer, during the Term (as defined below). In connection with his employment as President and Chief Executive Officer, the Executive shall serve without additional payment or compensation of any kind as the President and Chief Executive Officer of any direct or indirect subsidiary or affiliate of the Company designated by the Board of Directors of the Company (the “Board”) (collectively, the “Subsidiaries”). The Executive agrees to use his best efforts to promote and further the business, reputation and good name of the Company and the Subsidiaries (collectively, the “Company Group”) and the Executive shall promptly and faithfully comply with all instructions, directions, requests, rules and regulations made or issued from time to time by the Company.

2.                  Term.

(a)               Unless earlier terminated by the Executive's death or Disability (as defined below), the term of the Executive's employment pursuant to this Agreement (the “Term”) shall continue until December 31, 2020, subject to extension for successive one-year periods thereafter upon the mutual agreement of the parties.

(b)               Notwithstanding the foregoing, the Executive's employment may be terminated by the Company or by the Executive as provided in Section 4.

3.                  Compensation and Benefits. As full and complete compensation for all the Executive’s services hereunder, during the Term the Company shall pay the Executive the compensation and provide the Executive with the benefits described below.

(a)               Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $370,000 (“Base Salary”). The Board shall review the Executive’s Base Salary each year and shall have the right in its discretion to increase such Base Salary. With the Executive's prior consent, the Executive's Base Salary may be reduced by an amount and for a period mutually agreed between the Executive and the Company so long as such reduction is made in conjunction with similar reductions in base salary for other executives or employees of the Company.

(b)               Annual Incentive Plan. In addition to the Base Salary, during the Term, the Executive will have an annual incentive opportunity of up to 50% of the Executive’s Base Salary for the year. The amount of the annual incentive (“Bonus”) for any year will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be approved by the Compensation Committee in its discretion and communicated to the Executive by the end of each November during the Term; provided that the communication of the performance measures for the Company’s fiscal year ended September 30, 2020 will be communicated to the Executive by February 15, 2020. The Bonus for each year will be determined and payable by January 15 of the following year.

(c)               Long-Term Incentive Awards. On the effective date of this Agreement, the Executive shall be awarded (i) options to purchase 45,000 of the Company’s common shares, and (ii) 13,000 restricted common shares (together, the “2020 Awards”) to be issued pursuant to the Plan. The Executive shall also be eligible to receive additional equity awards at such times, in such forms and in such amounts as may be determined by the Committee (as defined in the Plan) from time to time. The terms of the 2020 Awards and any such additional awards shall be governed by the Plan and any applicable award agreement related thereto entered into between the Company and the Executive, except as otherwise provided herein.

(d)               Vacation. The Executive shall be entitled to vacation in accordance with Company policy, which vacation shall be taken on dates to be selected by mutual agreement of the Company and the Executive.

(e)               Reimbursement for Expenses. The Executive shall be entitled to reimbursement for ordinary and necessary business expenses incurred by the Executive in the course of his employment in accordance with the Company's policies from time to time.

4.                  Termination of Employment Prior to a Change in Control. The Executive's employment hereunder may be terminated during the Term in accordance with this Section 4.

(a)               Death. In the event the Executive dies during the Term, the Executive's employment shall automatically terminate on the date of death. In such event, the Executive's estate shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment.

(b)               Disability. The Company, by written notice to the Executive, may immediately terminate the Executive’s employment in the event of the Executive's Disability. As used herein, "Disability" shall mean the Executive’s inability, with reasonable accommodation, to perform the essential functions of his position, by reason of physical or mental incapacity, for a consecutive period of 90 days or for a total period of 180 days in any 360-day period. In the event the Executive's employment is terminated due to the Executive's Disability, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment.

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(c)               Termination for Cause by the Company. The Company, by written notice to the Executive, may immediately terminate the Executive’s employment for Cause. As used herein, a termination by the Company “for Cause” shall mean that the Executive has (i) been convicted of (or entered a plea of nolo contendre with respect to) a felony or any crime or offense lesser than a felony involving misappropriation of the property of the Company or any other member of the Company Group, whether such conviction or plea occurs before or after termination of employment with the Company; (ii) engaged in conduct that has caused demonstrable and material injury to any member of the Company Group, monetary or otherwise; (iii) failed to follow the reasonable instructions of the Board relating to the Executive's employment or the performance of the Executive's duties and responsibilities; (iv) been derelict, or engaged in other misconduct, in the performance of the Executive's duties for the Company or any other member of the Company Group and failed to cure such situation within thirty (30) days after receiving written notice thereof from the Board; and (v) engaged in the intentional disclosure or use of confidential information or trade secrets (each as defined in Section 7 of this Agreement) of the Company Group to a party unrelated to the Company Group, other than as reasonably determined in good faith by the Executive to be not contrary to the interests of the Company Group or reasonably believed in good faith by the Executive to be required by law. In the event the Executive's employment is terminated for Cause, the Executive shall be entitled to receive only his Base Salary through the effective date of the termination of his employment, and shall not be entitled to receive any other compensation.

(d)               Termination other than for Cause by the Company. The Company, by written notice to the Executive, may terminate the Executive's employment other than for Cause, effective as of the date specified by the Company in the notice, which date shall not be earlier than the date of the notice. In such event, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment.

(e)               Termination for Good Reason by the Executive. The Executive, by providing at least 30 days prior written notice to the Company, may terminate his employment hereunder for Good Reason, provided that the Company shall have the right to cure such Good Reason within such 30-day period. In order to constitute a valid notice of a termination for Good Reason, the notice must be received by the Board of Directors of the Company no later than 60 days following the initial occurrence of any event asserted to constitute Good Reason. As used herein, a termination by the Executive “for Good Reason” shall mean that (i) the Company has materially diminished the duties and responsibilities of the Executive with respect to the Company, or (ii) the Company has materially breached the terms of this Agreement. In the event the Executive's employment is terminated for Good Reason, the Executive shall be entitled to receive his Base Salary and a prorated portion of his target Bonus for the year in which termination occurs, in each case through the effective date of the termination of his employment.

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(f)                Termination other than for Good Reason by the Executive. The Executive, by providing at least 30 days prior written notice to the Company, may terminate his employment other than for Good Reason. In such event, the Executive shall be entitled to receive only his Base Salary through the effective date of the termination of his employment and shall not be entitled to receive any other compensation.

(g)               Impact of Termination for Cause or without Good Reason on Equity Awards. If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive other than for Good Reason, all options to purchase shares of the Company's common stock and other equity awards held by the Executive on the effective date of termination that have not vested as of such date shall terminate immediately following the termination of the Executive's employment.

(h)               Timing of Payments. The payment of any amounts due to the Executive pursuant to this Section 4 shall be paid no later than the next regular payroll date following the effective date of the termination of the Executive's employment.

5.                  Termination Following a Change in Control. If the Executive’s employment is terminated by the Company other than for Cause, or by the Executive for Good Reason, in either case within 12 months after a Change in Control:

(a)               the Company shall pay to the Executive as severance compensation an amount equal to one times the Executive’s Base Salary as then in effect plus one times the Executive’s Bonus paid for the Company’s last calendar year. This severance compensation shall be paid in a lump sum on the first day of the month occurring at least 30 days following the effective date of the termination of employment;

(b)               all outstanding options to purchase shares of the Company's common stock held by the Executive on the effective date of termination that have not vested as of such date shall vest immediately prior to the termination of the Executive's employment and remain exercisable for a period of 30 days following the effective date of such termination;

(c)               all outstanding unvested awards of restricted stock and all unvested restricted stock units held by the Executive on the effective date of termination shall vest immediately prior to the termination of the Executive's employment; and

(d)               the Executive shall be entitled to receive, at the time when the severance compensation provided for in clause (a) of this Section 5 is paid, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive if the performance conditions related thereto were satisfied at the target level for such awards and the Executive had been employed on the date required to earn such shares.

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As used herein, “Change in Control” shall have the meaning specified in the Plan.

6.                  No Other Compensation; Withholding. Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered to the Company Group. The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereto, heretofore or hereafter enacted, requiring the withholding or deduction of compensation.

7.                  Confidential Information; Inventions; Code of Conduct.

(a)               The Executive recognizes and acknowledges that he shall receive in the course of his employment hereunder certain confidential information and trade secrets concerning the Company Group’s business and affairs which may be of great value to the Company Group. The Executive therefore agrees that he will not disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the Company Group’s business. For purposes of this Agreement, the terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public. The Company may, formally or informally, establish, adopt, implement or utilize procedures or actions that are designed to monitor or protect Company Group's confidential information. Executive hereby irrevocably consents, without the right to receive further notice, to any or all of these procedures or actions that may be established, adopted, implemented, utilized or enforced by the Company Group. The Company Group shall have the right to establish, adopt, implement, utilize or enforce these procedures at any time during Executive's employment with Company Group and during any period in which any restrictive covenants contained in this Agreement are facially or legally applicable. Executive expressly WAIVES the right to challenge the enforceability of any of these procedures in any legal action seeking to enforce this Agreement or to recover for Executive's breach or alleged breach of this Agreement.

(b)               The parties foresee that Executive may make inventions or create other intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company and its affiliates. On or before his first day of employment and as a condition to receiving the Inducement Grant and the 2020 Awards, Executive shall execute and deliver to the Company a copy of the Company’s standard invention disclosure and assignment agreement.

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(c)               Executive agrees to abide by all the terms and conditions of the Company’s Code of Conduct and Ethics.

8.                  Non-Competition.

(a)               The Executive agrees that without the prior written consent of the Board during the Term and for a period of 12 months following the termination of the Executive's employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction or proposed business transaction (i) with respect to which the Executive had a material personal involvement on behalf of the Company Group during the last 12 months of his employment with the Company, or (ii) that could reasonably be expected to compete with the Company Group’s business or operations or proposed or contemplated business or transactions of the Company Group that are (A) known by the Executive as of the date of such termination or expiration, and (B) contemplated by the Company Group to proceed during the 12-month period following such termination or expiration. For these purposes, the mere ownership by the Executive of securities of a public company not in excess of 2% of any class of such securities shall not be considered to be competition with the Company Group.

(b)               During any period when the Company is providing severance compensation to the Executive, Executive agrees to refrain from any competition with Company Group.

(c)               To the fullest extent permitted by applicable law, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, in any capacity, may not, directly or indirectly, in a competing capacity, solicit or obtain any business from any present customer of the Company Group with whom Executive had contact or received information from the Company Group. It is understood and agreed that "present customer" is defined to mean any entity with whom the Company Group had an "ongoing business relationship" at the time of the termination of Executive's employment with the Company. An "ongoing business relationship" (specifically excluding non-competing vendor relationships) is generally understood and agreed to mean: (i) services or goods were provided by the Company Group to the entity during the employment of Executive by Company; (ii) services or goods had been contracted for or ordered by the entity during the employment of Executive by the Company Group; or (iii) negotiations were in progress between the entity and the Company Group for the providing of goods or services by the Company Group to the entity at the time of the termination of the employment of Executive. It is understood and agreed that past customers and prospective customers are not "present customers" protected under the terms of this provision.

(d)               To the fullest extent permitted by applicable law, in recognition of the global nature of the Company Group's business, and Executive's access to the Company Group's confidential information, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, may not, directly or indirectly, compete with the Company Group: (i) anywhere in the world; (ii) in North America; (iii) in the United States; (iv) in Indiana; (v) within a 25-mile radius of any location of the Company Group with which Executive had operational involvement.

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9.                  Non-Solicitation. The Executive agrees that during the Term, and for a period of 12 months following the termination of the Executive's employment, he shall not, without the prior written consent of the Company, directly or indirectly, employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed by the Company Group or any of its divisions or affiliates while the Executive was employed by the Company, or directly or indirectly solicit or encourage any such person for employment or to leave the employ of the Company Group.

10.              Breach of this Agreement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 7, 8 or 9 of this Agreement, then the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Sections 7, 8 and 9 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

11.              Notices. All notices and other communications required or permitted hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and shall be deemed to have been duly given when delivered by hand, or mailed, certified or registered mail, return receipt requested and postage prepaid, if to the Executive, to the Executive’s address as set forth on the payroll records of the Company on the date of such notice; if to the Company, as follows, with a copy to each member of the Board:

Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Chief Financial Officer

12.              Applicable Law. This Agreement was negotiated and entered into within the State of Indiana. All matters pertaining to this Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be performed wholly therein, without regard to conflict of laws.

13.              Entire Agreement; Modification; Consents and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. No interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision or this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

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14.              Severability. The parties acknowledge that, in their view, the terms of this Agreement are fair and reasonable as of the date signed by them, including as to the scope and duration of post-termination activities. Accordingly, if any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by a court of competent jurisdiction to be excessively broad as to scope of activity, duration or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent in favor of the Company compatible with then-applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall nonetheless be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.              Assignment. The Company may, at its election, assign this Agreement or any of its rights hereunder. This Agreement may not be assigned by the Executive.

16.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.              Jurisdiction and Venue. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, and Executive hereby waives any right to raise the questions of jurisdiction and venue in any action that the Company may bring to any such court against Executive. Process in any action or proceeding referred to in the preceding sentence may be served on any party by U.S. registered mail to the parties at the respective addresses referenced in Section 11 of this Agreement.

18.              Survival. The provisions of Sections 7 through 20 of this Agreement shall survive any expiration or termination of this Agreement.

19.              Impact on Equity Awards. In the case of a termination of the Executive's employment under the circumstances provided for in this Agreement, the vesting and other terms of any equity awards (including options to purchase stock of the Company, restricted stock, restricted stock units and performance shares) held by the Executive on the date of such termination shall be governed by the applicable provisions of this Agreement notwithstanding any contrary or conflicting provision of any plan under which any such award may have been made or any award agreement or other agreement related to any such equity award, whether now existing or hereafter executed between the Company and the Executive. Any and all such contrary or conflicting provisions in any such award agreement or other agreement shall be amended by the execution of this Agreement to provide for vesting and other treatment in such circumstances as set forth in this Agreement, but the remaining terms of such agreements shall be unaffected hereby. For the avoidance of doubt, the parties agree that no such outstanding equity award shall vest solely due to the occurrence of a Change in Control.

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20.              Indemnification. The Company shall, to the fullest extent allowed by law, defend, indemnify and hold harmless the Executive from and against any and all demands, claims, suits, liabilities, actions asserted or brought against the Executive or in which the Executive is made a party, including, without limitation, all litigation costs and attorneys’ fees incurred by the Executive or judgments rendered against the Executive, in connection with any matter arising within the course and scope of Executive’s employment with the Company or service as an officer, director or manager of the Company or any of the Subsidiaries. The right of the Executive to indemnification hereunder shall vest at the time of occurrence or performance of any event, act or omission giving rise to any demand, claim, suit, liability, action or legal proceeding of the nature referred to in this Section 20 and, once vested, shall survive the termination of Executive’s employment with the Company for any reason.

21.              Section 409A Compliance.

(a)               Any payments conditioned upon a termination of the Executive’s employment will be deemed to be conditioned upon the Executive’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) and will be construed and interpreted accordingly. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then the Executive shall not be entitled to any severance payments or other benefits pursuant to this Agreement until the earlier of (a) the date which is six months after the date of the Executive’s separation from service, or (b) the date of the Executive’s death. This paragraph shall only apply if, and to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-3(i)(2). Any amounts otherwise payable to the Executive upon or in the six-month period following the Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to the Executive (or the Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of the Executive’s death).

(b)               Any taxable reimbursement of expenses payable to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Expense reimbursements and in-kind benefits provided to the Executive shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements or in-kind benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive may receive in any other taxable year.

(c)               It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Should the Company pay the Executive contrary to clause (a) or (b) of Section 21(a) above, the Company shall indemnify the Executive for any taxes due thereon as a result.

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22.              Adjustments to Payments.

(a)               Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any performance-based stock option or stock appreciation rights are reduced; (C) health and welfare benefits shall be reduced and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced; and (D) accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any time-based stock option or stock appreciation rights are reduced.

(b)               The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff
Chief Financial Officer,
Vice President - Finance

ROBERT LEASURE, JR.

/s/ Robert Leasure, Jr.

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